Exhibit 99.1

Pegasus Merger Co. Announces Commencement of Tender Offers and Consent Solicitations

and Change of Control Offers for Secured Notes of Tenneco Inc.

New York, NY, June 27, 2022 – Pegasus Merger Co. (the “Company”), an affiliate of certain investment funds managed by affiliates of Apollo Global Management, Inc. (together with its subsidiaries, “Apollo”), announced today that it has commenced cash tender offers (collectively, the “Tender Offer”) to purchase any and all of Tenneco Inc.’s (“Tenneco”) outstanding 5.125% Senior Secured Notes due 2029 (the “5.125% Notes”) and 7.875% Senior Secured Notes due 2029 (the “7.875% Notes” and together with the 5.125% Notes, the “Notes”). In connection with the Tender Offer, the Company is soliciting the consents of holders of the 5.125% Notes and the 7.875% Notes to certain proposed amendments to the respective indentures governing the Notes (collectively, the “Consent Solicitation”). Concurrently with, but separate from the Tender Offer and the Consent Solicitation, the Company has commenced offers to purchase for cash any and all of Tenneco’s outstanding 5.125% Notes and 7.875% Notes at a purchase price equal to 101% of the aggregate principal amount (the “Change of Control Purchase Price”) of the Notes repurchased, plus accrued and unpaid interest to, but excluding, the date of purchase (collectively, the “Change of Control Offer”). The Company is commencing the Tender Offer, the Consent Solicitation and the Change of Control Offer in connection with, and each is expressly conditioned upon, the acquisition of Tenneco pursuant to the Agreement and Plan of Merger, dated February 22, 2022, by and among Tenneco, the Company and Pegasus Holdings III, LLC, the Company’s parent (the “Merger”).

Tender Offer and Consent Solicitation

The Tender Offer will expire at 5:00 p.m., New York City time, on July 26, 2022, unless extended or earlier terminated (such date and time, as may be extended, the “Expiration Date”). Under the terms of the Tender Offer, holders of the Notes who validly tender their Notes and provide their consents to the proposed amendments and do not validly withdraw their Notes and consents at or prior to 5:00 p.m., New York City time, on July 12, 2022 (such date and time, as may be extended, the “Early Tender Date”) will receive an amount equal to $1,012.50 per $1,000.00 in principal amount of Notes, which amount includes an early participation premium equal to $30.00 per $1,000.00 in principal amount (the “Total Consideration”). Holders who validly tender their Notes and provide their consents to the proposed amendments after the Early Tender Date but at or prior to the Expiration Date will receive an amount equal to $982.50 per $1,000.00 in principal amount (the “Tender Consideration”).

Notes	CUSIPs	Tender Consideration(1)	Early Participation Premium(1)(2)	Total Consideration(1)(2)(3)
$800,000,000 5.125% Senior Secured Notes due 2029	CUSIP: 880349 AT2 / U88037 AG8	$982.50	$30.00	$1,012.50
$500,000,000 7.875% Senior Secured Notes due 2029	CUSIP: 880349 AS4 / U88037 AF0	$982.50	$30.00	$1,012.50

(1)	For each $1,000 principal amount of Notes, excluding accrued but unpaid interest, which interest will be paid in addition to the Tender Consideration or Total Consideration, as applicable.
(2)	Payable only to holders who validly tender (and do not validly withdraw) Notes prior to the Early Tender Date.
(3)	The Early Participation Premium is included in the Total Consideration.

Holders whose Notes are accepted in the Tender Offer will also be paid accrued and unpaid interest, if any, on the Notes to, but not including, the settlement date. Holders should note that the Total Consideration is higher than, and the Tender Consideration is lower than, the Change of Control Purchase Price under the Change of Control Offer. The procedures for tendering Notes in the Tender Offer and in the Change of Control Offer are separate. Notes tendered in the Tender Offer may not be validly tendered in the Change of Control Offer for the related series of Notes, and Notes tendered in the Change of Control Offer may not be validly tendered in the Tender Offer for the related series of Notes.

The purpose of the Consent Solicitation and proposed amendments is to eliminate the requirement to make a “Change of Control Offer” for the Notes in connection with the Merger and make certain other customary changes for a privately-held company to the “Change of Control” provisions in the indentures governing the Notes. Holders may not tender their Notes in the Tender Offer without delivering their consents under the related Consent Solicitation, and holders may not deliver their consents under the Consent Solicitation without tendering their Notes pursuant to the related Tender Offer. If the requisite consents to approve the proposed amendments with respect to a series of Notes are received (and a supplemental indenture to the related indenture giving effect to the proposed amendments is executed), the Company expects to terminate the Change of Control Offer for such series of Notes.

Consummation of the Tender Offer and payment for the Notes validly tendered pursuant to the Tender Offer are subject to the satisfaction of certain conditions, including, but not limited to, the receipt of requisite consents for both series of Notes, the consummation of the Merger and a financing condition. The Company reserves the right, at its sole discretion, to waive any and all conditions to the Tender Offer. Complete details of the terms and conditions of the Tender Offer and the Consent Solicitation are included in the Company’s offer to purchase and consent solicitation, dated June 27, 2022. The Merger is expected to close in the second half of 2022, and the Company expects the consummation of the Tender Offer and the Consent Solicitation to coincide with the closing of the Merger. The consummation of the Merger, or any related financing, is not conditioned upon, either directly or indirectly, the consummation of the Tender Offer or the receipt of the requisite consents in the Consent Solicitation.

Requests for documents relating to the Tender Offer and the Consent Solicitation may be directed to Global Bondholder Services Corporation, the Information and Tender Agent, at (866) 654-2015 or (212) 430-3774 (Banks and Brokers). BofA Securities and Citigroup Global Markets Inc. will act as Dealer Managers for the Tender Offer and the Consent Solicitation. Questions regarding the Tender Offer and the Consent Solicitation may be directed to BofA Securities at (980) 388-0539 (collect) or (888) 292-0070 (toll free) and Citigroup Global Markets Inc. at (212) 723-6106 (collect) or (800) 558-3745 or by email to ny.liabilitymanagement@citi.com.

Change of Control Offer

The Change of Control Offer is being made in connection with, and is expressly conditioned upon, the consummation of the Merger. The consummation of the Merger will constitute a “Change of Control” under each of the respective indentures governing the Notes. Following such a Change of Control, Section 415 of the respective indentures governing the Notes requires Tenneco to make an offer to purchase at a purchase price in cash equal to the Change of Control Purchase Price, plus accrued and unpaid interest up to, but not including, the date of purchase. The Company, however, is permitted to make a Change of Control Offer in advance of the Change of Control if a definitive agreement for such Change of Control is in place at the time the offer is made.

The Change of Control Offer will expire at 5:00 p.m., New York City time, on July 26, 2022, unless extended or earlier terminated. The Merger is expected to close in the second half of 2022, and the Company intends to extend the expiration time to have the purchase date in the Change of Control Offer coincide with the closing of the Merger. If the requisite consents to approve the proposed amendments with respect to a series of Notes are received (and a supplemental indenture to the related indenture giving effect to the proposed amendments is executed), the Company expects to terminate the Change of Control Offer for such series of Notes.

The consummation of the Merger is not conditioned upon, either directly or indirectly, the consummation of the Change of Control Offer.

Holders who do not tender their Notes in the Change of Control Offer, or who tender their Notes in the Change of Control Offer but validly withdraw such Notes, may tender their Notes in the Tender Offer. Holders should note that the Total Consideration is higher than, and the Tender Consideration is lower than, the Change of Control Purchase Price under the Change of Control Offer.

This press release neither constitutes a notice of Change of Control Offer as required by the respective indentures governing the Notes, nor does it constitute an offer to purchase, or a solicitation of an offer to sell or a solicitation of consents with respect to, any security. No offer, solicitation or purchase will be made in any jurisdiction in which such an offer, solicitation or purchase would be unlawful.

Requests for information or additional copies of the change of control offer to purchase, dated June 27, 2022, may be directed to Global Bondholder Services Corporation, the Information and Tender Agent, at (866) 654-2015 or (212) 430-3774 (Banks and Brokers).

Forward Looking Statements

The above information includes “forward looking” statements as defined in the Private Securities Litigation Reform Act of 1995, including statements about the proposed Tender Offer and Consent Solicitation, the proposed Change of Control Offer and the intended completion of the Merger. Such statements only reflect the Company’s best assessment at this time and are indicated by words or phrases such as “plans,” “intends,” “will” or similar words or phrases. These statements are based on the Company’s current expectations, estimates and assumptions and are subject to many risks, uncertainties and unknown future events that could cause actual results to differ materially. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent to transactions of this nature, including, without limitation, whether or not the Company completes the proposed Tender Offer and Consent Solicitation or Change of Control Offer on terms currently contemplated or otherwise and whether or not the Merger is consummated. The Company is under no obligation to (and specifically disclaims any such obligation to) update or alter these forward-looking statements whether as a result of new information, future events or otherwise, except as required by law.

About Apollo

Apollo is a global, high-growth alternative asset manager. In the asset management business, Apollo seeks to provide its clients excess return at every point along the risk-reward spectrum from investment grade to private equity with a focus on three business strategies: yield, hybrid, and equity. For more than three decades, Apollo’s investing expertise across its fully integrated platform has served the financial return needs of its clients and provided businesses with innovative capital solutions for growth. Through Athene, Apollo’s retirement services business, it specializes in helping clients achieve financial security by providing a suite of retirement savings products and acting as a solutions provider to institutions. Apollo’s patient, creative, and knowledgeable approach to investing aligns its clients, businesses it invests in, its team members, and the communities it impacts, to expand opportunity and achieve positive outcomes. As of March 31, 2022, Apollo had approximately $513 billion of assets under management. To learn more, please visit www.apollo.com.

Apollo Contacts

For investor inquiries regarding Apollo, please contact:

Noah Gunn

Global Head of Investor Relations

Apollo Global Management, Inc.

(212) 822-0540

IR@apollo.com

Joanna Rose

Global Head of Corporate Communications

Apollo Global Management, Inc.

(212) 822-0491

Communications@apollo.com